United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2012

Black Diamond, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-24277 (Commission File Number)	58-1972600 (IRS Employer Identification Number)

2084 East 3900 South, Salt Lake City, Utah (Address of principal executive offices)	84124 (Zip Code)

Registrant’s telephone number, including area code: (801) 278-5552

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2012, Black Diamond, Inc. (the “Company” or “Black Diamond”) entered into a Share Transfer Agreement (the “Agreement”) to acquire POC Sweden AB (“POC”), a Stockholm-based developer and manufacturer of protective gear for action sports athletes (the “POC Acquisition”).

Pursuant to the terms of the Agreement, by and among Black Diamond, Ember Scandinavia AB, a Swedish corporation and wholly owned subsidiary of Black Diamond, and the shareholders of POC, Black Diamond will acquire POC for up to 311.5 million Swedish Kronor (“SEK”) or approximately $43.5 million, less certain transaction costs as calculated pursuant to the Agreement. At closing, Black Diamond will deliver approximately 460,000 shares of its common stock and approximately $40.0 million in cash, depending upon the SEK and dollar exchange rate at closing.

The common stock to be issued to POC’s shareholders at closing is subject to a lock-up agreement restricting sales for two years and will be pledged to Black Diamond as security for indemnification claims under the Agreement.

POC’s shareholders have made customary representations, warranties and covenants in the Agreement, including among others (i) regarding their respective ownership of POC’s shares as well as POC’s operations, subsidiaries and financial condition, and (ii) to conduct POC’s and its subsidiaries’ businesses in the ordinary course during the period between the execution of the Agreement and the closing of the POC Acquisition. Black Diamond’s obligation to consummate the POC Acquisition is subject to customary closing conditions, including the absence of any law or order prohibiting the completion of the POC Acquisition. The Agreement further provides Black Diamond with the right, among other rights, to terminate the Agreement in the event that there is any (i) Material Adverse Change (as defined in the Agreement) on POC’s or its subsidiaries’ businesses, assets, properties, condition (financial or otherwise), liabilities or results of operations, taken as a whole; (ii) material breach of the accuracy of the representations and warranties of POC’s shareholders; (iii) material breach by POC’s shareholders of their respective covenants; or (iv) condition not satisfied prior to closing.

No assurances can be given that the POC Acquisition will be consummated or, if such acquisition is consummated, as to the final terms of the Agreement. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K (the “Report”) and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

(a) On June 8, 2011, Black Diamond held its 2012 Annual Meeting of Stockholders (the “Meeting”). Of the 30,680,984 shares of common stock entitled to vote at the Meeting, 27,670,055 shares of common stock were present in person or by proxy and entitled to vote, representing approximately 90.2% of the Company’s outstanding shares of common stock.

(b) At the Meeting, the Company’s stockholders: (i) approved the re-election of each of the following seven director nominees standing for re-election: Warren B. Kanders, Robert R. Schiller, Peter Metcalf, Donald L. House, Nicholas Sokolow, Michael Henning and Philip N. Duff; and (ii) ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012. Each proposal is described in more detail in the Company’s Proxy Statement.

The voting results for each proposal are set forth below:

Proposal 1 – To elect seven members to serve on the Company’s Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified:

Name	Votes For	Votes Withheld	Broker Non-Votes
Warren B. Kanders	23,518,098	733,667	3,418,290
Robert R. Schiller	22,788,249	1,463,516	3,418,290
Peter Metcalf	23,775,807	475,958	3,418,290
Donald L. House	23,793,158	458,607	3,418,290
Nicholas Sokolow	23,272,834	978,931	3,418,290
Michael Henning	24,082,217	169,548	3,418,290
Philip N. Duff	24,071,255	180,540	3,418,290

Proposal 2 – To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012:

Votes For	Votes Against	Abstained	Broker Non-Votes
27,249,809	415,960	4,286	0

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits. The following Exhibit is filed herewith as a part of this Report:

Exhibit	Description

10.1	Share Transfer Agreement dated June 7, 2012, by and among Black Diamond, Inc., Ember Scandinavia AB, and the shareholders of POC Sweden AB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2012

BLACK DIAMOND, INC. By: /s/ Robert Peay Name: Robert Peay Title: Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit	Description
10.1	Share Transfer Agreement dated June 7, 2012, by and among Black Diamond, Inc., Ember Scandinavia AB, and the shareholders of POC Sweden AB.